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                                                                    EXHIBIT 99.3

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION AND RISK FACTORS.

         The Company and its representatives may, from time to time, make written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events the Company expects or anticipates will occur in the future. The Company intends words such as "believes," "anticipates," " plans," "expects" and similar expressions to identify forward-looking statements. Without limiting the foregoing, those statements may relate to future economic or interest rate conditions, loan losses and allowances, loan and deposit growth, new branches and the competitive environment. Forward-looking statements are based on management's then current views and assumptions and, as a result, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Any such forward-looking statements are qualified by the following important risk factors that could cause actual results to differ materially from those predicted by the forward-looking statements.

         An investment in the Company's common stock or other securities carries certain risks. Investors should carefully consider the risks described below and other risks which may be disclosed from time to time in the Company's filings with the SEC before investing in the Company's securities.

INTEREST RATES AND ECONOMIC CONDITIONS

         The results of operations for financial institutions may be materially and adversely affected by changes in prevailing economic conditions, including rapid changes in interest rates, changes in local market conditions, changes in the habits of the public, declines in real estate market values, increases in tax rates and other operating expenses, and the policies of regulatory authorities, including the monetary and fiscal policies of the Federal Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While the Bank has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. The Bank is unable to predict fluctuations of market interest rates, which are affected by many factors, including inflation, recession, a rise in unemployment, tightening money supply, and domestic and international disorder and instability in domestic and foreign financial markets.

         The Bank's profitability depends to a large extent upon its net interest income, which is the difference (or "spread") between interest expense paid on interest-bearing liabilities, such as deposits and borrowings. Most of the Bank's loans are to businesses and individuals in Wisconsin (and, more specifically, Kewaunee, Brown and Door Counties), and any general adverse change in the economic conditions prevailing in these areas could reduce the Bank's growth rate, impair its ability to collect loans or attract deposits, and generally have an adverse impact on the results of operations and financial condition of the Bank. If these areas experience adverse economic, political or business conditions, the Bank would likely experience higher rates of loss and delinquency on its loans than if its loans were more geographically diverse.

         The Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a positive or negative effect on the Bank's net income, capital and liquidity.






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         The mismatch between maturities and interest rate sensitivities of balance sheet items (i.e., interest-earning assets and interest-bearing liabilities) results in interest rate risk, which risk will change as the level of interest rates changes. The Bank's liabilities consist primarily of deposits, which are either of a short-term maturity or have no stated maturity. These latter deposits consist of NOW, demand accounts, savings accounts, and money market accounts. These accounts typically can react more quickly to changes in market interest rates than the Bank's assets because of the shorter maturity (or lack of maturity) and repricing characteristics of these deposits. Consequently, sharp increases or decreases in market interest rates may impact the Bank's earnings negatively or positively, respectively.

         To manage vulnerability to interest rate changes, the Bank's management monitors the Bank's interest rate risks. The Bank has established investment policies and procedures through its Asset/Liability Committee, which ultimately reports to the Board of Directors. The Committee generally meets quarterly and reviews the Bank's interest rate risk position, loan and securities repricing, current interest rates and programs for raising deposit-based maturity gaps, including retail and non-brokered deposits, and loan origination pipeline. The Bank's assets and liabilities maturing and repricing within one year generally result in a negative one-year gap, which occurs when the level of liabilities estimated to mature and reprice within one year are greater than the level of assets estimated to mature and reprice within that same time frame. If interest rates were to rise significantly, and for a prolonged period, the Bank's operating results could be adversely affected. Gap analysis attempts to estimate the Bank's earnings sensitivity based on many assumptions, including, but not limited to, the impact of contractual repricing and maturity characteristics for rate-sensitive assets and liabilities.

         Changes in interest rates will also affect the level of voluntary prepayments on the Bank's loans and the receipt of payments on the Bank's mortgage-backed securities, resulting in the receipt of proceeds that the Bank may have to reinvest at a lower rate than the loan or mortgage-backed security being prepaid. Finally, changes in interest rates can result in the flow of funds away from the banking institutions into investments in U.S. government and corporate securities, and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, among other reasons, generally can pay higher rates of return than banking institutions.

CONCENTRATION ON SMALL TO MEDIUM-SIZED BUSINESS CUSTOMERS

         One of the primary focal points of the Bank's business strategy is serving the banking and financial services needs of small to medium-sized businesses in the Bank's geographic region. Small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions deteriorate in the Kewaunee, Brown and Door County region of Wisconsin, the businesses of the Bank's lending clients and their ability to repay outstanding loans may be negatively affected. As a consequence, the Bank's results of operations and financial condition may be adversely affected.

GOVERNMENT REGULATION AND MONETARY POLICY

         The Company and the Bank are subject to extensive state and federal government supervision, regulation and control. Existing state and federal banking laws subject to the Company and the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of the Bank's banking business. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank, to the advantage of the Bank's non-bank competitors. In addition, economic and monetary policy of the Federal Reserve may increase the Bank's cost of doing business and affect its ability to attract deposits and make loans. The techniques used by the Federal Reserve include setting the reserve requirements of banks and establishing the discount rate on bank borrowings. The policies of the Federal Reserve have a direct effect on the amount of bank loans and deposits, and the interest rates charged and paid there on.




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BANK'S BORROWERS

         The Bank's loan customers may not repay their loans according to their terms, and the collateral securing the repayment of these loans may be insufficIent to assure repayment. The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, may have a material adverse effect on the Bank's results of operations and overall financial condition. The Bank's management attempts to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, including a determination of the creditworthiness of borrowers and the value of the assets serving as collateral for repayment of certain loans. However, there can be no assurance that such monitoring and procedures will reduce such lending risks.

ALLOWANCE FOR POTENTIAL LOAN LOSSES

         The Bank makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for potential losses based on a number of factors. The Bank's allowance for potential loan losses is established in consultation with its management and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the Bank's portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Bank's control, and such losses may exceed current estimates. Although the Bank's management believes that the allowance for potential loan losses as of the end of each fiscal quarter is adequate to absorb losses that may develop in its existing portfolio of loans, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future.

         In addition, federal and state regulators periodically review the Bank's allowance for potential loan losses and may require the Bank to increase its provision for potential loan losses or recognize further loan charge-offs, based on judgments different than those of the Bank's management. Any increase in the Bank's allowance for potential loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on the operating results of the Bank.

         Non-performing loans at December 31, 2002 was $2,529,749 compared to $637,000 at December 31, 2001. Management believes that the recent increase in non-performing loans is a result of the difficult economic environment affecting many of the Bank's customers. No assurance can be given that such economic conditions will improve.

MORTGAGE AND CONSTRUCTION LOANS

         The Bank offers fixed and adjustable interest rates on loans, with terms of up to 30 years (although no 30-year loans are carried on the books of the Bank, as the Bank sells all such loans to the secondary market). Although the majority of the residential mortgage loans that the Bank originates are fixed-rate, adjustable rate mortgage ("ARM") loans increase the responsiveness of the Bank's loan portfolios to changes in market interest rates. However, because ARM loans are more responsive to changes in market interest rates than fixed-rate loans, ARM loans also increase the possibility of delinquencies in periods of high interest rates.

         The Bank also originates loans secured by mortgages on commercial real estate and multi-family residential real estate. Since these loans usually are larger than one-to-four family residential mortgage loans, they generally involve greater risks than on-to-four family residential mortgage loans. In addition, since customers' ability to repay these loans often is dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties. Moreover, the commercial real estate business is subject to downturns, overbuilding and local economic conditions.





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         The Bank also makes construction loans for residences and commercial buildings, as well as on unimproved property. While these loans enable the Bank to increase the interest rate sensitivity of its loan portfolios and receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to higher risk perceived to be associated with construction lending. These include risks associated generally with loans on the type of property securing the loan. Moreover, commercial construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower's or guarantor's ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties.

LENDING LIMITS

         The Bank's current lending limit, as of December 31, 2002, is approximately $2,946,000 per customer. Some of the Bank's competitors have higher lending limits. Accordingly, the size of the loans that the Bank can offer to potential customers is sometimes less than the size of loans that the Bank's competitors are able to offer. This limit may affect the ability of the Bank to seek relationships with area businesses and to generate an acceptable return on assets. The Bank attempts to accommodate loan volume in excess of its lending limit through the sale of participations in such loans to other banks or sell the loan outright while retaining the servicing right. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans or on terms favorable to the Bank.

COMPETITION

         The financial services industry is highly competitive. The Bank faces intense competition from financial institutions in Kewaunee, Brown and Door Counties and surrounding markets, and from non-bank financial institutions, such as mutual funds, brokerage firms and insurance companies that are aggressively expanding into markets traditionally served by banks. Many of the Bank's non-bank competitors are not subject to the same degree of regulation as are imposed on bank holding companies, federally insured banks and Wisconsin-chartered state banks. As a result, such non-bank competitors may have advantages over the Bank in providing certain services. The Bank also competes indirectly with regional and national financial institutions, many of which have greater liquidity, lending limits, access to capital and market recognition, resources and banking experience than the Bank. Expanded interstate banking may increase competition from out-of-state banking organizations and other financial institutions. As a relatively small bank, the Bank may lack the resources to compete effectively in the financial services market.

TECHNOLOGICAL CHANGE

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in the Bank's operations. A number of the Bank's competitors may have substantially greater resources to invest in technological improvements. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.




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ABILITY TO RESELL STOCK

         There is no public or other trading market for the Company's common stock and no market is expected to develop in the foreseeable future. Therefore, shareholders may be unable to resell their stock quickly or on favorable terms.



















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